UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 12, 2015, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Questions Payment to Failed Leadership in Letter to TICC Capital Corp. Stockholders

TSLX Urges TICC Stockholders to Vote Against All Proposals on the GOLD Card at Upcoming Special Meeting of Stockholders on October 27, 2015

TICC’s Failed Leadership has Delivered Negative Returns and an Unsustainable Dividend

TSLX is the Best Opportunity for Stockholders and Would Provide Stockholders an Upfront, Immediate Premium to the Market Value of Their Shares

Voting GOLD Will Allow Stockholders to Potentially Realize the Value of the TSLX Offer

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE:TSLX), a specialty finance company focused on lending to middle-market companies, today sent a letter to all stockholders of TICC Capital Corp. (“TICC”; Nasdaq: TICC) encouraging them to vote the GOLD proxy card AGAINST management’s proposals at the upcoming special meeting of stockholders on October 27, 2015 to show TICC’s board of directors that they prefer TSLX’s proposal.

A copy of the letter follows:

Dear Fellow TICC Stockholder,

Over the next two weeks you will be faced with an important financial decision: either reward a manager that has delivered 12 years of abysmal performance and has underperformed U.S. Treasuries, or choose to STOP a conflicted transaction and give stockholders the opportunity to realize real value.

DON’T PAY TICC FOR ITS FAILURES – VOTE THE GOLD PROXY CARD TODAY! – VISIT WWW.CHANGETICCNOW.COM TO LEARN HOW TO VOTE

The facts are undeniable: in the hands of TICC Capital Corp.’s (“TICC”) manager and its current board of directors, your investment has underperformed EVERY SIGNIFICANT MEASURE – one- and three-year stock price performance, net asset value and performance compared to the BDC Composite1– over the past 12 years. For this complete lack of performance, you have already paid $127 million in fees to TICC’s manager over the past 12 years.2 Now TICC’s board of directors proposes to award this manager an estimated $60 million more. Why should it be PAID an estimated $60 million to be replaced when they deserve to be replaced at NO COST? TICC has not even disclosed specific details of how the external manager will be paid, leaving stockholders to only wonder if it is higher.

TICC’s planned transaction with Benefit Street Partners (“BSP”) has led to FIVE independent analysts who cover TICC and THREE TICC stockholders to express concerns with the BSP transaction.3 Join the chorus of independent voices and vote to STOP the BSP transaction today on the GOLD proxy card!

TSLX IS OFFERING STOCKHOLDERS AN UPFRONT PREMIUM AND THE UPSIDE POTENTIAL OF A PROVEN, SUCCESSFUL PLATFORM

TPG Specialty Lending, Inc. (“TSLX”) has presented an opportunity for TICC stockholders. Our offer would deliver to stockholders an upfront, immediate premium to the market value of your investment. Our offer would also give you the opportunity to enjoy the value creation potential of an industry-leading platform.

Consider what holding TICC shares versus TSLX shares would mean for your investment in terms of absolute total returns.

Over the past three years an investment in TSLX has delivered 51.6% total returns. Your investment in TICC has realized NEGATIVE 13.9% total returns over the same period.4 A one year investment in TSLX has delivered 12% total returns while the same investment in TICC has realized NEGATIVE 21.8% total returns.5 YOUR INVESTMENT IS LOSING VALUE!

In the words of Mr. Charles Royce, the chairman of TICC, “investors should look for a manager who seeks reasonable returns and uses an approach that stresses absolute, not relative, performance goals.”6 Only an examination of total returns truly matters for stockholders. The facts are clear. Under Mr. Royce’s leadership, TICC provided stockholders with NEGATIVE TOTAL RETURNS over the past one and three year periods. It is time to END TICC’s failed leadership.

TICC’S FAILED MANAGEMENT HAS PUT YOUR DIVIDEND IN JEOPARDY – TICC CANNOT AFFORD TO CONTINUE PAYING ITS DIVIDEND, DESPITE THEIR MISLEADING CLAIMS

Recently, TICC has attempted to scare you about the dividend being cut through our offer. Once again, TICC’s consistent mismanagement has created a negative result for stockholders. An independent Forbes columnist recently stated in a column about TICC - “One thing is clear; investors lured by the promise of high yields should tread carefully. It turns out some companies are reaching into investors’ own pockets to make fat dividend payments.” 7

FIVE INDEPENDENT ANALYSTS SAY THE TICC DIVIDEND WILL BE CUT NO MATTER WHAT. This is because TICC’s FAILED MANAGEMENT has created an unsustainable dividend that “reaches into investors’ own pockets.”

This is not the case with TSLX. Unlike TICC, no independent analyst believes our dividend will be cut. In fact, based on our stated strategy to manage TICC assets, we feel there is an opportunity to grow the dividend over time. The TSLX dividend is always paid from investment returns, not out of investor capital.

SHARE BUYBACKS ARE A KEY PART OF OUR STRATEGY AND LONGTIME PROVEN INVESTORS FIRST FOCUS

TICC and BSP have belatedly promised to implement a share buyback program. From the day TSLX made its offer to TICC, we have committed to a share buyback program for stockholders based on our stated strategy for TICC’s assets. We believe in the value this creates for stockholders DESPITE the reduction in fees it creates for the external manager. This is why we maintain a constant share buyback program in place.

IS THE TICC SPECIAL COMMITTEE TRULY INDEPENDENT?

Stockholders must ask why TICC’s board of directors is rejecting our offer.

1. Certain members of the board of directors of TICC, including Mr. Royce, stand to personally share in the estimated $60 million being paid to the external adviser by BSP.8 The exact payment has never been disclosed, so stockholders are left to wonder if it is higher.

2. The board of directors of TICC formed a special committee consisting of three “independent” directors who TICC insists do not stand to personally gain from the BSP transaction.

3. However, an independent analyst recently noted that one member of this three person special committee is paid $279,000 per year by other businesses related to Mr. Royce.9 If someone was responsible for your being paid $279,000 a year, would it affect how you think about that person’s huge payday?

HOLD TICC ACCOUNTABLE FOR YEARS OF POOR PERFORMANCE AND VALUE DESTRUCTION

The TICC board of directors and the special committee members should be determining how to maximize value to YOU, the stockholder and true owner of TICC. Instead, they are supporting an offer by BSP to pay the existing manager of TICC an estimated $60 million. Who deserves that money? We think it is TICC’s stockholders, NOT the manager who created the poor performance. TSLX stands ready to deliver an upfront premium to TICC stockholders, NOT to the underperforming manager.

TICC IS ATTEMPTING TO MISCHARACTERIZE OUR INTENTIONS – DON’T BE FOOLED BY TICC’S MISLEADING STATEMENTS

In recent weeks, TICC has also made an effort to distract stockholders over management fees. Keeping in mind, despite 12 years of terrible performance by nearly every measure, TICC’s Board has approved the payment of $127 million in fees to TICC’s underperforming manager.10

We have shown time and again that TSLX is a stockholder-first company. We have demonstrated this consistently over time, through our share buyback program and otherwise. Stockholders should ask how TICC’s board is putting its stockholders first.

Consider ALL the facts when it comes to external manager fees.

Management Fees	BSP	TSLX
Base Management Fee	Reduced under pressure to 1.5% from 2% originally	Constant 1.5%
Incentive Fee	20% (no catch up)	17.5% (catch up)
Hurdle Rate	6.65%	6%

Note: Data from Wells Fargo Securities, LLC report dated October 8, 2015

Stockholders should keep in mind the words of Mr. Royce, who said “you cannot eat from the table of relative performance…managers should communicate openly, willingly discussing their failures as well as successes with their investors.”11 TICC’s past 12 years have been a failure for stockholders yet it has refused to disclose how much Mr. Royce and his partners will be paid for this failure. VOTE the GOLD proxy card today and tell TICC’s manager you are done with its failure. The time for change is now!

Visit www.changeTICCnow.com for more information about TSLX’s offer and the deficiencies of the BSP transaction.

The choice is yours.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website atwww.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from

TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”). Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions. In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K. Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed with the SEC and mailed to TICC stockholders a definitive proxy statement and accompanying GOLD proxy card to be used to solicit votes at a special meeting of stockholders of TICC scheduled to be held on October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE ATHTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015, and certain of its Current Reports on

Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	BDC composite index comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, TCRD and BKCC
[2]	Market data as of September 15, 2015; Source: Bloomberg, fixed income benchmark data from Markit iBoxx
[3]	ANALYSTS: TICC Reiterates Rejection Of TSLX’s offer, Wells Fargo, September 22, 2015 and TICC: Writes Letter To Shareholders Urging Them To Vote For BSP, Wells Fargo, September 24, 2015; Board Making a Poor Deal? Should Shareholders Reject the Current Proposal?, Keefe, Bruyette & Woods, September 16, 2015; Brouhaha with TICC Could Spread to Other Out-of-Favor BDCs, Cantor Fitzgerald, September 16, 2015; TICC Capital Corp.: Takeover Heats Up – Maintain Neutral, Ladenburg Thalmann, September 16, 2015; BDC Update: Observations from the TICC rejection of the TSLX proposal, Gilford Securities Inc., September 21, 2015; INVESTORS: Muzinich & Co., Inc. Requests that TICC Board Postpone Special Meeting of Stockholders and Engage Independent Advisors to Run Comprehensive Evaluation, uzinich & Co., Inc. (September 25, 2015); Raging Capital Calls Upon TICC to Postpone Special Meeting of Stockholders, Raging Capital Management, LLC. (September 21, 2015); “M&A Daily: Dell-EMC Deal Imminent”, Seeking Alpha, October 8, 2015
[4]	Market data as of September 15, 2015; Source: Bloomberg, fixed income benchmark data from Markit iBoxx
[5]	TSLX 3-year total return based off of 30-Jun-2012 NAV per share, 15-Sep-2015 closing stock price, and cumulative dividends declared during the period
[6]	Quote attributed to Charles Royce at Royce & Associates, LLC website at http://www.roycefunds.com
[7]	“Fat Dividend Yield Becomes Spotlight In BDC Battle Between TPG And TICC Capital”, Forbes, October 2, 2015
[8]	The 9/18 Friday Bocks’d Lunch, Wells Fargo, September 17, 2015
[9]	Company Reports and Equity Research: TICC Capital Corp., Wells Fargo Securities, LLC, October 7, 2015
[10]	Market data as of September 15, 2015; Source: Bloomberg; Bloomberg, fixed income benchmark data from Markit iBoxx
[11]	Quote attributed to Charles Royce at Royce & Associates, LLC website at http://www.roycefunds.com

Contacts

Investors

TPG Specialty Lending

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

Lucy Lu, 212-601-4753

llu@tpg.com

or

MacKenzie Partners, Inc.

Charlie Koons, 212-929-5708

ckoons@mackenziepartners.com

or

Media

TPG Specialty Lending

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson or Pat Tucker, 212-371-5999

tbj@abmac.com / pct@abmac.com